Exhibit 99.1

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Georgian Operations Continue Unaffected

November 24th, 2003 — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) today issued a statement that operations in the Republic of Georgia are unaffected by the current political changes in the country.

The N96H horizontal well has reached total depth and a slotted production liner will be run in the next few days. It is expected that results will be released by year-end 2003. Preparation continues for the next horizontal well, N22H, with drilling expected to commence within the next six weeks.

Work also continues to resume the testing programme on the Manavi M11 exploration well that has discovered oil in the Cretaceous Limestone sequence. Results are expected by year-end or early 2004. Preparatory work has also commenced to re-start drilling operations on the suspended Norio MK72 exploration well.

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo’s principal oil and gas operations are currently located in the Republic of Georgia.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.

For further information, contact:
Julian Hammond
CanArgo Energy Corporation	Tel :	+44 1481 729 980
	Fax :	+44 1481 729 982
	Mobile:	+44 7740 576 139
	e-mail:	info@canargo.com